Exhibit (a)(1)(iv)

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

UNIONBANCAL CORPORATION

at

$73.50 NET PER SHARE

Pursuant to the Offer to Purchase dated August 29, 2008

by

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

a wholly owned subsidiary of

MITSUBISHI UFJ FINANCIAL GROUP, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 26, 2008, UNLESS THE OFFER IS EXTENDED.

August 29, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by The Bank of Tokyo-Mitsubishi UFJ, Ltd., a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan (the “Purchaser”) and a wholly owned subsidiary of Mitsubishi UFJ Financial Group, Inc., a joint stock company (kabushiki kaisha) incorporated in Japan under the Commercial Code of Japan (“MUFG”), to act as Dealer Manager in connection with the Purchaser’s offer to purchase (the “Offer”) for cash all outstanding shares of common stock, par value $1.00 per share (including shares subject to vesting or other restrictions, the “Shares”), of UnionBanCal Corporation, a Delaware corporation (the “Company”), at a purchase price of $73.50 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 29, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 26, 2008, UNLESS THE OFFER IS EXTENDED.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated August 29, 2008;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Mellon Investor Services LLC (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to Mellon Investor Services LLC, the Depositary, for your use only.

Certain conditions to the Offer are described in “The Offer—Section 9” of the Offer to Purchase.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary, or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Morgan Stanley & Co. Incorporated

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Purchaser, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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